Exhibit 10.6

June 12, 2002

Mike Conner

906 Crane Avenue

Foster City, California 94404

Dear Mike:

We are pleased to offer you the position of Vice President of Sales. In this position, you will report to Enrique Salem, CEO and President.

The terms of your employment are as follows:

1.	At-Will Employment.

You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes “at-will” employment. You acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or yourself.

2.	Compensation.

(a) Base Salary: Base salary shall be paid semi-monthly in amounts of $6,875.00 in U.S. dollars (annualized $185,000), in accordance with customary Company payroll procedures (including compliance with applicable withholding and other laws) as the same currently exists or may exist in the future. Your position is classified as “exempt” and you will not be eligible for overtime pay.

(b) Stock Option: Company management will recommend to the Board of Directors that you be granted a stock option (the “Stock Option”) entitling you to purchase that number of shares of common stock that equal up to 1% of the fully-diluted capitalization of the Company (the “Shares”) as of the start date of your employment. 25% of the Shares subject to the Stock Option shall vest one year after the Vesting Commencement Date, and 1/48th of the Shares subject to the Stock Option shall vest on the first day of each month thereafter until all of the Shares are vested, subject to the terms of the Company’s stock option plan and stock option agreement.

(c) Commission/Incentive: You are eligible for an annual performance based incentive payment opportunity of $100,000. This incentive payment will be based upon the achievement of management objectives to which we mutually agree and will be paid according to the incentive payment plan.

3.	Acceleration of Option Upon Change of Control.

Upon a Change of Control (as defined below), one-fourth (1/4) of the Shares subject to the Stock Option as stated in Section 2.(b), shall vest and become exercisable on the effective date of the Change of Control; provided, however, that the foregoing clause shall not result in more than 100% of the Shares becoming vested. Thereafter one-forty-eighth (1/48) of the Shares subject to the Stock Option shall vest and become exercisable at the beginning of each full month after the effective date of the Change of Control.

If within six months after any Change in Control, your employment is terminated by the Company or a successor to the Company for any reason other than for Cause (as defined below and which also does not include termination following your death or disability), then 25% of the Shares subject to the Stock Option will become fully vested and exercisable on the date of termination, provided, however, that the foregoing clause shall not result in more than 100% of the Shares becoming vested,

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (1) the sale, lease or other disposition of all or substantially all of the assets of the Company or (2) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, excluding any consolidation or merger effected exclusively to change the domicile of the Company.

4.	Termination of Employment and Severance Benefits.

(a) Termination Without Cause: If your employment is terminated by the Company without Cause (as defined below and which also does not include termination following your death or disability), you will be entitled to receive severance payments equal to your regular monthly salary for the six-month period following the date of such termination without Cause (the “Severance Period”), subject to your signing the company’s standard form separation agreement (which includes, but is not limited to a general release of any and all claims you may have against the Company). Such payments shall be made ratably over the Severance Period according to the Company’s standard payroll schedules. The Company’s determination that it is terminating you without Cause may be made by the Company at any time at the

Company’s sole discretion, for any or no reason. You shall be entitled to receive severance benefits upon termination of employment only as set forth to this Section 4.(a). No severance benefits will be payable pursuant to this paragraph if your employment is terminated without Cause by a successor to the Company following a Change in Control.

(b) Termination for Cause: If your employment is terminated by the Company for Cause (as defined below), then you shall not be entitled to receive payment of any severance benefits. You will receive payment for all salary and unpaid vacation accrued as of the date of your termination of employment, and your benefits will be continued only under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(c) Cause: For purposes of this Agreement, “Cause” for your termination will exist at any time after the happening of one or more of the following events: (1) conviction of any felony or any crime involving moral turpitude or dishonesty: (2) participation in a fraud or act of dishonesty against the Company; (3) conduct that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates gross unfitness to serve; (4) missing agreed upon financial goals for two consecutive calendar quarters; or (5) intentional, material violation of any contract between the Company and you or any statutory duty of you to the Company that is not corrected within thirty (30) days after mitten notice thereof. Physical or mental disability shah not constitute “Cause.”

5.	Benefits.

You will be entitled to the Company’s basic employment benefits (comprehensive HMO/PPO medical plan including eye care and dental care) available to all eligible Company employees and their immediate families, as the same currently exists or may exist in the future. You acknowledge that your participation in Company benefit programs may require payroll deductions and/r direct contributions by you.

6.	Employment Terms.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supercede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provisions, may not be modified or amended except by a written agreement signed by the Company Chief Executive Officer and you.

7.	Offer Close Date.

This offer is open until Friday, June 14, 2002. If the offer has not been signed by you and returned to Brightmail, Inc. by the above dated date, consider this offer null and void.

8.	Start Date.

Your start date in this role is effective August 1, 2002. Please indicate your acceptance of this offer letter by signing end returning it to Human Resources.

Mike, we as very excited about your continued commitment to Brightmail.

Very truly yours,

/s/ Enrique Salem
Enrique Salem CEO and President

Agreed and Accepted: I accept this offer of employment on the terms stated above.

/s/ Michael Conner 6/13/02
Michael Conner Date

June 13, 2002

Mike Conner

906 Crane Avenue

Foster City, California 94404

Dear Mike:

Addendum to Offer of Employment dated June 12, 2002

Section 4.(c)(4)

4.	Termination of Employment and Severance Benefits.

(c) Cause: For purposes of in Agreement, “Cause” for your termination will exist at any time after the happening of one or more of the following events: (1) conviction of any felony or any crime moral turpitude or dishonesty; (2) participation in a fraud or act of dishonesty against the Company; (3) conduct that, based upon a good faith and reasonable factual investigation and determination by to Board, demonstrates gross unfitness to serve; (4) missing agreed upon financial goals for two consecutive calendar quarters provided last significant dependencies to this goal are achieved as identified and approved by the CEO; or (5) intentional, material violation of any contract between the Company and you or any statutory duty of you to the Company that in not connected within thirty (30) days after written notice thereof. Physical or mental disability shall not constitute “Cause.”

Very truly yours,

/s/ Enrique Salem
Enrique Salem CEO and President

Agreed and Accepted: I, Mike Conner, accept this addendum to the offer of employment dated June 12, 2002, as stated.

/s/ Michael Conner 6/14/02
Michael Conner Date